Exhibit 99.2

2Q CONFERENCE CALL SCRIPT

August 8, 2007

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's second-quarter conference call. I'm Joel Mostrom, executive vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business. I will then provide a financial review of the results for the second quarter. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call. Additionally, during this call there may be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.

Earlier today we reported second quarter and half year results. Excluding special items, operating income was down approximately $1.6 million for the second quarter and up $3.2 million for the first half of the year when compared to 2006. Both results were in-line with our expectations. Additionally, we expect a seasonal pickup in volumes during the second half of the year, and we continue to believe that 2007 operating income will show improvement over last year.

I am pleased with the results of our cost savings program, but much of the benefit is being negated by continued competitiveness in the overall paperboard market and the decline in our tobacco packaging business. Additionally, we had relatively weak confectionery volumes and incurred start-up costs as we introduced multi-shaped tube designs for our alcoholic drinks customers. The combination of these items caused most of the decline in operating results in the second quarter.

Our plastic packaging segment continues to perform quite well in each of its end use markets. Our specialty chemical business had a strong quarter and our Irish dairy business performed well. In Africa, we are adding capacity as fast as we can to meet growing demand throughout this region.

The results for the Paperboard Packaging segment are not reflective of our strong position in the market and our blue chip customer base. Recently, we announced a number of organizational changes. These changes are intended to facilitate future growth, streamline decision making and reduce costs. Our new management team is committed to creating a company that is more customer-focused and centered on growth.

As I said earlier, we have an excellent base of customers and a strong, skilled group of employees. With these assets as our foundation, I am confident that we can build an organization that can compete effectively in today’s global markets. We are going to invest in upfront design and innovation centers as well as facilities in developing markets. Regarding the latter, our new plastic packaging JV in Hungary and our paperboard factory in China, will begin operation later this year. We plan to announce a paper-based initiative in Eastern Europe soon, and we have plans to expand further in Africa to support our fast growing beverage packaging business. In addition to these growth initiatives, we are evaluating further potential facility rationalizations to be initiated before the end of the year.

I continue to be impressed by the resiliency of our people. In a recent visit to one of our tobacco packaging factories, I observed a team who had just moved outside its historic customer base and successfully won a significant tender with a major consumer goods customer that will partially replace lost tobacco volume in this facility. We are convinced we are doing the right things and making the right moves but there are some negative impacts on earnings in the short-term and I ask you to bear with us during this transition period as we build a stronger company with a sustainable competitive advantage.

Joel will now provide you the details of the second quarter results including some favorable news regarding our tax situation and pension funding status.

JKM COMMENTS

Thanks Andy.

This morning we reported a second-quarter loss from continuing operations of $11.7 million, or $0.60 per share, compared to a loss of $700,000, or $0.04 per share, for the second quarter of 2006.

In the second quarters of both 2007 and 2006 we incurred what Andy described as special items, namely charges for restructuring expenses, asset impairments and other exit costs. The pre-tax charges of $10.9 million in the second quarter of 2007 included $6.0 million related to workforce reductions resulting from reduced tobacco packaging volume and $4.9 million related to companywide workforce reductions and process improvements included in our $25-million cost savings program.

After taking those items into account, our operating income, exclusive of special items, for the second quarter of 2007 was $8.3 million, a decrease of $1.6 million compared to operating income of $9.9 million for the second quarter of 2006.

Our operating income for the second quarter of 2007 was favorably impacted by changes in foreign currency exchange rates and decreased pension expense. The changes in foreign currency exchange rates increased operating income approximately $800,000, and lower pension expense increased operating income approximately $1.4 million, when compared to the second quarter of 2006.

While our operating income excluding special items for the second quarter was down compared to last year, it is up on a year-to-date basis. For the first half, operating income excluding special items was up $3.2 million, or 15%, and it was up 5% excluding changes in foreign currency exchange rates.

I'll now review our operating results starting with the Paperboard Packaging segment. As has been our past practice, my discussion of segment operating income excludes goodwill impairments, restructuring expenses, asset impairments and gains or losses related to divestitures, or what we have referred to as special items.

Second quarter net sales of $207 million for the Paperboard Packaging segment were up 3% compared to net sales for the second quarter of 2006. Excluding changes in foreign currency exchange rates, net sales were down 5% quarter-over-quarter. The decrease in sales for the second quarter primarily resulted from reduced sales of tobacco and branded products packaging. Sales of pharmaceutical and healthcare packaging were comparable quarter-over-quarter. Within the branded products packaging market, the decline in sales resulted primarily from a decline in sales of UK confectionery packaging. Sales of alcoholic drinks and German confectionery packaging remained strong, and both increased over the second quarter of 2006.

The Paperboard Packaging segment's operating income for the second quarter of 2007 was $7.0 million, a decrease of $3.4 million, or 33%, compared to the second quarter of 2006. Excluding changes in foreign currency exchange rates, which increased segment operating income $500,000 for the quarter, segment operating income was down 37% compared to the second quarter of 2006. The decrease in operating income for the quarter was primarily due to lower sales of tobacco and branded products packaging, as well as a less favorable mix of branded products packaging, partly offset by reduced pension expense and cost savings.

The Plastic Packaging segment had sales of $44 million in the second quarter of 2007, an increase of 28% from the second quarter of 2006. Excluding changes in foreign currency exchange rates, net sales were up 27% for the quarter. The increase in net sales for the second quarter resulted from increased sales in all of our markets due to both increased volume and the partial pass-through of higher raw material costs. Our beverage packaging business in Africa has continued to experience strong demand for its new multi-layer technology that helps to extend the shelf-life of carbonated beverages, and our specialty chemicals operation benefited from a strong agrochemical season that extended into the second quarter.

The Plastic Packaging segment’s operating income was $6.0 million for the second quarter of 2007, an increase of $2.5 million, or 71%, from the second quarter of 2006. Excluding changes in foreign currency exchange rates, which increased segment operating income $300,000 for the quarter, segment operating income was up 61% compared to the second quarter of 2006. The increase in operating income for the second quarter was primarily due to the increased sales of both beverage and specialty chemical packaging.

Turning back now to our consolidated results, net cash generated by operating activities was $15.4 million for the first half of 2007, an increase of $16.4 million over the first half of 2006. The increase in operating cash flow primarily reflected a decrease in working capital usage, as well as a decrease in spending of $5.8 million associated with our global cost savings program and a decrease in pension funding of approximately $7.3 million. Excluding cash used for restructuring, net cash provided by operating activities was $19.6 million for the first half of 2007, compared to $9.0 million for the first half of 2006.

As most of you know, significant progress has been made over the past few years in reducing the company’s exposure to liabilities associated with our defined benefit pension plans. The incremental cash contributed to these plans over the past 4 years has been substantial and as a consequence the funding status of all the major pension plans has substantially improved. Our US qualified plans are fully funded and we estimate that currently each of the UK plans is at least 90 - 100% funded. As a result, pension expense is declining and more substantial declines in pension expense are expected in the future.

In July we completed negotiations with a non-U.S. tax authority to allow additional deductions of certain interest payments. As a result we will record a $3.5 million income tax benefit in the third quarter of 2007 related to interest payment deductions that are now allowed for our 2005 and 2006 tax years. In addition, this will have a favorable impact on our 2007 tax rate. In our previous calls I mentioned that our non-U.S. tax rate was expected to be in the upper 30% range in 2007.  As a result of this negotiation and other anticipated foreign tax rate adjustments we now expect our full-year non-U.S. tax rate to be in the mid to upper 20% range, excluding the benefit related to the 2005 and 2006 tax years.

Since the inception of the cost savings program, we have recorded net charges for divestitures and restructuring, asset impairments and other exit costs of approximately $30.2 million for the program, of which $7.9 million are included in discontinued operations. We have made cash payments related to program initiatives of approximately $26.1 million, but we have also recovered approximately $26.7 million in cash proceeds for operations and other assets divested under this program. Cost saving actions initiated to date, once complete, are expected to result in annualized cost savings of approximately $25 million. During 2007 we will continue to evaluate the possible closure, downsizing, consolidation or sale of additional facilities and implement additional cost savings initiatives that, when combined with the cost savings actions initiated to date, would exceed our goal of $25 million in annualized pre-tax savings.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 9481174).

This concludes today's call. Thank you for participating.